                                                                    EXHIBIT 11.2

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

            PRO FORMA SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                YEAR ENDED     SIX MONTHS ENDED
                                             DECEMBER 31, 1994  JUNE 30, 1995
                                             ----------------- ----------------
Pro Forma:
  Net Loss..................................     $ (72,265)        $(37,869)
  Preferred Stock Preferences...............       (36,800)         (19,347)
                                                 ---------         --------
  Loss Applicable to Common Shareholders....     $(109,065)        $(57,216)
                                                 =========         ========
  Loss Per Common Share.....................     $                 $
                                                 =========         ========
  Weighted Average Number of Shares
   Outstanding
   During the Year..........................
                                                 =========         ========

--------
(1) For purposes of calculating pro-forma loss per common share for the year ended December 31, 1994 and six months ended June 30, 1995, shares of the Series A Convertible Preferred Stock were not assumed to be converted into shares of Common Stock since the result would be anti-dilutive.